Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED BYLAWS OF

SMITH MICRO SOFTWARE, INC.,

a Delaware corporation

The undersigned does hereby certify that:

1.	She is the duly qualified Secretary of Smith Micro Software, Inc., a duly organized and existing Delaware corporation (the “Corporation”).

2.	Effective April 11, 2022, the first sentence of Article III, Section 2 of the Corporation's Amended and Restated Bylaws (the “Bylaws”) was amended to read in its entirety as follows:

The number of directors which shall constitute the whole of the Board of Directors shall be fixed from time to time by resolution of the Board of Directors or by the stockholders provided that the number of directors shall not be less than five (5) nor more than nine (9).

3.	The foregoing amendment of the Corporation's Bylaws was duly approved and adopted by the Corporation's Board of Directors and filed with the undersigned on the date set forth below.

Dated: April 11, 2022

/s/Jennifer M. Reinke

Jennifer M. Reinke, Secretary